Exibit 23

The Board of Directors and Shareholders
Eagle Financial Corp.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-28403) and Form S-8 (No. 33-46092) of Eagle Financial Corp. of our report dated October 19, 1995, except as to the fourth and fifth paragraphs of
Note 21, which is as of November 28, 1995, relating to the consolidated balance sheets of Eagle Financial Corp. and Subsidiaries as of Septembet 30, 1995 and 1994, and the related consolidated statements of income, shareholders's equity, and cash flows for each of the years in the three-year period ended September 30, 1995, as an Exhibit to, and incorporation by reference into, the September 30, 1995 annual report on Form 10-K of Eagle Financial Corp.

Our report dated October 19, 1995, except as to the fourth and fifth paragraphs of Note 21, which is as of November 28, 1995, contains a paragraph that states that the Company has changed its method of accounting for investment securities in 1995, and its methods of accounting for postretirement benefits other than pensions and income taxes in 1994.


KPMG PEAT MARWICK LLP



Hartford, Connecticut
December 29, 1995
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